News Release
September 25, 2002

For More Information, Contact:
Pressley A. Ridgill  336/342-3346
Executive Vice President and Chief Operating Officer

                            FNB SOUTHEAST TO ACQUIRE
                      HARRISONBURG BRANCH OF GUARANTY BANK

Reidsville, NC - FNB Southeast, a subsidiary of FNB Financial Services Corporation (NASDAQ/NMS: FNBF), today announced it is purchasing the Harrisonburg, Virginia branch of Guaranty Bank, a subsidiary of Guaranty Financial Corporation (NASDAQ: GSLC). The transaction is subject to completion of a definitive agreement and regulatory approval. FNB Southeast will retain the employees of the branch, located at 1925 Reservoir Street.

In making the announcement, Ernest J. Sewell, President and Chief Executive Officer of FNB Southeast, said "Harrisonburg is an important market for us in a dynamic city. We are pleased that we will be able to offer our customers in Harrisonburg even more convenience and quality service through a second branch, staffed with experienced bankers." FNB Southeast currently has a full service branch in Harrisonburg, located at 440 South Main Street. FNB Southeast also recently announced the expansion of its mortgage subsidiary into Manassas, Virginia.

William E. Doyle, Jr., President and Chief Executive Officer of Charlottesville-based Guaranty Bank, noted that "while Harrisonburg is a very attractive market, we can earn greater returns by focusing our management and financial resources on business opportunities in and around our core markets in the Charlottesville area. We are especially pleased to reach this agreement with FNB Southeast, a community bank which shares our focus on high touch personal service. I'm confident they will treat our Harrisonburg staff and customers well."

As a part of the transaction, FNB will purchase the branch site, certain other assets and assume all deposits of the branch. The companies are finalizing a definitive agreement and applications will be filed with regulatory authorities. Bank officials anticipate the transaction will close before year-end.

Reidsville based FNB Southeast, the 12th largest bank in North Carolina, with 17 branches in North Carolina and Virginia, owns and operates FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. The Bank's parent company, FNB Financial Services Corporation, has total assets exceeding $740 million. Shares of the corporation are traded on NASDAQ/NMS under the symbol FNBF.


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Guaranty Bank, with headquarters in Charlottesville,  Virginia,  is a subsidiary of Guaranty Financial Corporation, a bank holding company with $211.5 million in total assets at June 30, 2002. Guaranty Bank has seven branches in the greater Charlottesville area and the one branch in Harrisonburg that is being sold to FNB.

Information in this news release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rate and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.


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